Exhibit 4.44
SENIOR CONVERTIBLE BOND PURCHASE AGREEMENT
This Senior Convertible Bond Purchase Agreement (this “Agreement”) is made as of April 1, 2011 by and between Ku6 Media Company, Ltd., a limited liability company incorporated in the Cayman Islands (the “Company”) and Shanda Media Group Limited, a limited liability company incorporate in the British Virgin Islands (the “Buyer”). The Buyer and the Company are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”
W I T N E S S E T H :
WHEREAS, the Company desires to issue and sell to the Buyer, and the Buyer desires to purchase from the Company, the Bond (as defined below), pursuant to the terms and subject to the conditions set forth in this Agreement and the bond certificate in the form set forth in Exhibit A hereto (the “Bond Certificate”).
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree to as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. As used herein, the following terms have the following meanings:
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Shanghai, Hong Kong and New York are authorized or required by applicable law to close.
“Bond” means the US$50,000,000 3% senior convertible bond due the third anniversary of the Closing Date issued by the Company.
“Closing Date” means the date of the Closing.

ARTICLE 2
Purchase and Sale
Section 2.01. Sale and Issuance of Bonds. Subject to the terms and conditions of this Agreement and the Bond Certificate, the Buyer agrees to purchase from the Company at the Closing and the Company agrees to sell and issue to the Buyer at the Closing the Bond at a purchase price of US$50,000,000 in the aggregate, representing 100% of the total principal amount of the Bond. The total purchase price for the Bond shall be hereinafter referred to as the “Purchase Price”.
Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Bond hereunder shall take place at the Hong Kong office of Davis Polk & Wardwell LLP, 18TH Floor, Hong Kong Club Building, 3A Chater Road, Central, Hong Kong as soon as possible but no later than five Business Days after the satisfaction or waiver of the conditions set forth in Article 4, or at other place and time as mutually agreed by the Company and the Buyer.
Section 2.03. Deliveries by the Buyer. At the Closing, the Buyer shall pay to the Company the Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Company Three Business Days prior to the Closing Date.
Section 2.04. Deliveries by the Company. At the Closing, the Company shall deliver to the Buyer the duly executed Bond Certificate representing the Bond.
ARTICLE 3
Representations and Warranties of The Company
The Company represents and warrants to the Buyer as of the date hereof that:
Section 3.01. Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement, the Bond Certificate and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally. The Bond Certificate, when executed and delivered by the Company on Closing, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, the Bond Certificate and the consummation of the transactions contemplated hereby and thereby require no approval or action by or filing with or notice to any governmental authority.
Section 3.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement, the Bond Certificate and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of the Company, (ii) violate any applicable law, government order, decree or judgment or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company.
Section 3.05. Valid Issuance of Bond. At the Closing, the Buyer will acquire good and valid title to the Bond, which, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer.
Section 3.06. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting the Company before any arbitrator or any governmental authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
ARTICLE 4
Conditions to Closing
Section 4.01. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction of the following conditions:
(a) Representations and Warranties. All representations and warranties of the Company contained in Article 3 shall be true and accurate as of the date of this Agreement and as of the Closing Date as though newly made on and as of the Closing Date.

(b) Consents. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Bond Certificate, including without limitation (x) the unanimous approvals by the independent directors of the Company and (y) the approval by the Company’s shareholders in a duly convened shareholders meeting, and all required authorizations, approvals or permits of any applicable governmental authorities and the stock exchange where the ordinary shares of the Company are listed.
(c) Bond Certificate. The Purchaser shall have received a duly executed Bond Certificate.
(d) Secretary’s Certificate. The Company shall deliver to the Buyer on Closing a certificate executed by the chairman of the board of directors of the Company certifying the satisfaction of the above conditions.
ARTICLE 5
Miscellaneous
Section 5.01. Termination. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of the Company and the Buyer.
Section 5.02. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such jurisdiction.
Section 5.03. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.04. Expenses. All costs and expenses (including legal fees and expenses) incurred by the Buyer in connection with this Agreement, the Bond Certificate and the consummation of the transactions contemplated hereby and thereby shall be borne by the Company. To the extent the Buyer has paid any such costs or expenses, the Company shall promptly reimburse the Buyer.
Section 5.05. Entire Agreement. This Agreement and the Bond Certificate constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the day first above written.

Shanda Media Group Limited

By:

Name:
Title:

Ku6 Media Company, Ltd.

By:

Name:
Title:

EXHIBIT A
Form of the Bond Certificate